Exhibit 99.1

InsWeb Reports Fourth Quarter and Fiscal 2005 Results

SACRAMENTO, Calif., January 26, 2006 – InsWeb Corp. (Nasdaq: INSW) today announced results for the fourth quarter and year ended December 31, 2005.  Revenues for the fourth quarter were $5.8 million, compared to $3.9 million in the fourth quarter of 2004 and $6.9 million in the third quarter of 2005. InsWeb’s net loss for the fourth quarter was $2.1 million, or $0.51 per share.  This compares to a net loss in the fourth quarter of 2004 of $2.2 million, or $0.46 per share, and to a net loss of $1.4 million, or $0.34 per share in the third quarter of 2005.

For fiscal year 2005, InsWeb reported total revenues of $25.0 million and a net loss of $5.9 million, or $1.40 per share. This compares to revenues of $14.7 million and a net loss of $8.9 million, or $1.90 per share, for fiscal year 2004.

“Our fourth quarter results reflect traditional seasonality within the personal lines insurance industry, coupled with the increased cost of acquiring consumers through online advertising during the holiday period.  On a year over year basis, we experienced strong revenue growth as we continued to benefit from the evolution of our business model,” said Hussein Enan, chairman and CEO of InsWeb.  “Since launching our AgentInsider™ lead generation program in September, we have made solid progress, ending the year with nearly 1,500 registered and participating local personal lines insurance agents and five major insurance carriers who have contracted to promote or sponsor the program for their captive or independent agents.  Increasing participation in this program continues to be our top priority as we begin the new year, and we believe the successful scaling of this offering will provide the opportunity for continued growth and expansion in 2006.”

Financial Highlights and Metrics:

Revenues:	Dec 31, 2005	Sept 30, 2005	Dec 31, 2004

Transaction fee revenues:
Auto insurance	$4,461,000	$5,509,000	$3,118,000
Term life insurance	1,129,000	1,219,000	569,000
Other insurance offerings	133,000	71,000	54,000
	5,723,000	6,799,000	3,741,000
Development and maintenance fees	96,000	99,000	123,000
Total revenues	$5,819,000	$6,898,000	$3,864,000

Direct Marketing (Consumer Acquisition):	Dec 31, 2005	Sept 30, 2005	Dec 31, 2004

Direct marketing costs	$4,181,000	$4,365,000	$2,452,000
Direct marketing as a percent of revenues	72%	63%	63%
Number of consumers	1,272,000	1,584,000	740,000
Marketing cost per consumer	$3.29	$2.76	$3.31
Total revenue per consumer	$4.57	$4.35	$5.22

Definitions:

“Direct marketing costs”	Represents expenses incurred by InsWeb to drive consumer traffic to InsWeb’s online insurance marketplace;

“Number of consumers”	Represents a consumer who has started an InsWeb application;

“Per consumer information”	Represents transaction revenue earned or marketing costs incurred per consumer who has started an application.

Auto Marketplace:	Dec 31, 2005	Sept 30, 2005	Dec 31, 2004

Auto insurance revenues	$4,461,000	$5,509,000	$3,118,000
Number of consumers	1,179,000	1,496,000	635,000
Revenue per consumer	$3.78	$3.68	$4.91
Number of lead submitting consumers	198,000	235,000	131,000
Revenue per lead submitting consumer	$22.53	$23.44	$23.80

A significant share of InsWeb’s Auto marketplace revenues are derived from its two initiatives to sell consumer leads to local insurance agents, InsWeb’s internal program (AgentInsider) and a third party agent network. The success of AgentInsider will be dependent on the rate of registration and the degree of participation by local personal lines insurance agents throughout the country. As the AgentInsider program grows, InsWeb will become less reliant on the third party agent network. During the fourth quarter of 2005, revenues from this third party intermediary represented 27% of auto insurance revenues, compared to 31% in the third quarter of 2005, and 18% in the fourth quarter of 2004.

Term Life Marketplace:	Dec 31, 2005	Sept 30, 2005	Dec 31, 2004

Term life insurance revenues	$1,129,000	$1,219,000	$569,000
Number of consumers	67,000	62,000	83,000

In August 2004, InsWeb launched its Term Life agency in an effort to increase revenue per customer within the InsWeb Term Life marketplace. During the initial implementation of the Term Life agency, the Company recognized commission revenue on a ratable basis over the term of the related policy. Beginning in the second quarter of 2005, the Company began recognizing commission revenue when the policy is sold, net of an estimate for future cancellations based on the Company’s historical cancellation data.

Other Highlights:

•                  Cash and short-term investments at December 31, 2005 were $10.3 million;

•                  Accounts receivable at quarter end were $2.3 million, representing 40 days sales outstanding;

•                  Total staff was 122 as of December 31, 2005, compared to 119 as of September 30, 2005.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; marketing and consumer acquisition; the results of certain strategic initiatives; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[Amounts in thousands, except net loss per share]

[unaudited]

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Revenues:
Transactions	$5,723	$3,741	$24,650	$13,987
Development and maintenance fees	96	123	365	673
Total revenues	5,819	3,864	25,015	14,660

Operating expenses:
Technology	1,233	1,228	5,354	5,416
Sales and marketing	5,923	3,901	21,977	13,868
General and administrative	846	993	4,023	4,544
Total operating expenses	8,002	6,122	31,354	23,828
Loss from operations	(2,183)	(2,258)	(6,339)	(9,168)
Interest income	109	80	398	305
Other (expense) income	—	(40)	—	(70)
Net loss	$(2,074)	$(2,218)	$(5,941)	$(8,933)

Net loss per share - basic and diluted:
Net loss	$(0.51)	$(0.46)	$(1.40)	$(1.90)

Weighted average shares used in computing net loss per share - basic and diluted (1)	4,066	4,775	4,234	4,711

(1)           Shares used in the computation of net loss per share of common stock are based on the weighted average number of shares outstanding in each period.

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	December 31, 2005	December 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$9,073	$9,334
Short-term investments	1,233	8,145
Total cash and short-term investments	10,306	17,479
Accounts receivable, net	2,297	1,025
Prepaid expenses and other current assets	545	707
Total current assets	13,148	19,211

Property and equipment	524	814
Other assets	346	450
Total assets	$14,018	$20,475

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,655	$1,248
Accrued expenses	3,094	3,456
Deferred revenue	128	56
Total current liabilities	5,877	4,760

Commitments and contingencies

Shareholders’ equity:
Common stock	7	7
Paid-in capital	203,059	202,961
Treasury stock	(6,334)	(4,596)
Accumulated other comprehensive loss	(1)	(8)
Accumulated deficit	(188,590)	(182,649)
Total shareholders’ equity	8,141	15,715
Total liabilities and shareholders’ equity	$14,018	$20,475